Exhibit 2.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into and effective as of July 6, 2021 (the “Effective Date”), by and among Mawson Infrastructure Group Inc., a Delaware corporation (“Buyer”), and TRS Ventures, LLC (“Seller”). Each of Seller and Buyer may be referred to separately herein as a “Party” and together as the “Parties.”

RECITALS

A. Each of the Parties is a member of Luna Squares LLC, a Delaware limited liability company fka Innovative Property Management LLC (the “Company”), and each owns outstanding Membership Interests of the Company (“Membership Interests”).

B. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of Seller’s Membership Interests, subject to the terms and conditions set forth herein, and in stages.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Membership Interest Transaction. Subject to the terms and conditions set forth herein, Seller shall sell to Buyer, and Buyer shall purchase from Seller: (a) fifteen percent (15%) of the outstanding Membership Interests (the “First Tranche Purchased Membership Interests”) at the First Closing (as defined below); (b) five percent (5%) of the outstanding Membership Interests (the “Second Tranche Purchased Membership Interests”) at the Second Closing (as defined below); and (c) five percent (5%) of the outstanding Membership Interests (the “Third Tranche Purchased Membership Interests,” and together with the First Tranche Purchased Membership Interests and the Second Tranche Purchased Membership Interests, the “Purchased Membership Interests”) at the Third Closing (as defined below), in each case, free and clear of all encumbrances, and for the consideration specified in Section 2.

2. Consideration.

2.1 The aggregate purchase price for the Purchased Membership Interests shall be:

2.1.1 For the First Tranche Purchased Membership Interests:

(a) $100,000 of Buyer Stock (as defined below), and

(b) $50,000 in cash (together (a) and (b) the “First Tranche Payment”);

2.1.2 For the Second Tranche Purchased Membership Interests:

(a) $50,000 of Buyer Stock, and

(b) $25,000 in cash (together (a) and (b) the “Second Tranche Payment”); and

2.1.3 For the Third Tranche Purchased Membership Interests:

(a) $50,000 of Buyer Stock, and

(b) $25,000 in cash (together (a) and (b) the “Third Tranche Payment”). Each of the First Tranche Payment, the Second Tranche Payment and the Third Tranche Payment are referred to herein as a “Tranche Payment.” Each Tranche Payment will be made as and when set forth below.

2.2 For purposes of this Agreement, “Buyer Stock” means the common stock of Buyer.

2.3 The cash portion of each Tranche Payment set forth in (b) of subsections 2.1.1, 2.1.2 and 2.1.3 is referred to herein as the “Cash Portion,” and the Buyer Stock portion of each Tranche Payment set forth in (a) of subsections 2.1.1, 2.1.2 and 2.1.3 is referred to herein as the “Stock Portion.”

2.4 The value per share of Buyer Stock used to determine the number of shares to be issued will be the “Fair Market Value” of a share of Buyer Stock. For purposes of this Agreement, the “Fair Market Value” means, the closing price or last sale price of a share of Buyer Stock reported on the primary nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market on which the Buyer Stock trades, for the Business Day immediately before the date on which such stock is issued.

2.5 Payments of each Cash Portion will be made on the date due by check or wire transfer to an account provided by Seller.

3. Closings.

3.1 First Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the First Tranche Purchased Membership Interests contemplated hereby shall take place at a closing (the “First Closing”) to be held simultaneously with the effectiveness of this Agreement on the Effective Date, remotely via the electronic exchange of executed documents and other deliverables (by PDF), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the First Closing takes place being the “First Closing Date”).

3.2 Second Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Second Tranche Purchased Membership Interests contemplated hereby shall take place at a closing (the “Second Closing”) to be held at 5:00 p.m., Pacific time, no later than two business days after the last of the conditions to the Second Closing set forth in Section 7.4 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Second Closing Date), remotely via the electronic exchange of executed documents and other deliverables (by PDF), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Second Closing takes place being the “Second Closing Date”).

3.3 Third Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Third Tranche Purchased Membership Interests contemplated hereby shall take place at a closing (the “Third Closing”) to be held at 5:00 p.m., Pacific time, no later than two business days after the last of the conditions to the Third Closing set forth in Section 7.5 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Third Closing Date), remotely via the electronic exchange of executed documents and other deliverables (by PDF), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Third Closing takes place being the “Third Closing Date”). Each of the First Closing, the Second Closing and the Third Closing are referred to herein as a “Closing.” Each of the First Closing Date, the Second Closing Date and the Third Closing Date are referred to herein as a “Closing Date.”

4. Transactions to be Affected at the Closings.

4.1 At each Closing, Buyer shall deliver to Seller:

4.1.1 the Cash Portion of the applicable Tranche Payment; and

4.1.2 a counter signed subscription agreement for the Stock Portion of the applicable Tranche Payment wherein Buyer agrees to issue the Stock Portion of such Tranche Payment promptly after such Closing and receipt of the subscription agreement.

4.2 At each Closing, Seller shall deliver to Buyer:

4.2.1 certificates representing the applicable Tranche Purchased Membership Interests, if any;

4.2.2 necessary documents of transfer with regard to the applicable Tranche Purchased Membership Interests, in form and substance acceptable to Buyer;

4.2.3 an amendment to the Limited Liability Company Agreement of the Company (the “Operating Agreement”), in form and substance acceptable to Buyer, acknowledging and evidencing the transfer of the applicable Tranche Purchased Membership Interests;

4.2.4 a counter signed subscription agreement for the Stock Portion of the applicable Tranche Payment acknowledging that the Stock Portion of the applicable Tranche Payment will be issued promptly after such Closing and receipt of the subscription agreement;

4.2.5 all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to such closing pursuant to Section 7.2 of this Agreement; and

4.2.6 anything else reasonably contemplated by this Agreement to be delivered in order to transfer the applicable Tranche Purchased Membership Interests to Buyer.

5. Seller’s Representations and Warranties. Seller represents and warrants the following to Buyer, each of which is true and correct as of the Effective Date and as of each Closing.

5.1 Ownership of Membership Interests. Seller holds of record and owns beneficially all right, title and interest in and to the Purchased Membership Interests free and clear of any restrictions on transfer, taxes, encumbrances, liens, claims, equities, liabilities and demands to which the Purchased Membership Interests are subject, including claims of community property ownership (unless such claims have been waived), but excluding any restrictions imposed by the Operating Agreement. Except for the Operating Agreement, Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any of the Purchased Membership Interests to anyone other than Buyer and Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the Purchased Membership Interests. Neither the Purchased Membership Interest nor any interest therein has been sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pledged or disposed of in any manner by Seller. Other than as set forth in the Operating Agreement, neither Seller nor, to Seller’s knowledge has anyone else signed, any assignment, power of attorney, or other assignment or authorization respecting the same that is now outstanding and still in force as to the Purchased Membership Interest; and, no person firm, corporation or other entity has, or has asserted, any right, title, claim, equity, or interest in, to, or respecting any of the Purchased Membership Interest. Seller has full and complete authority to transfer the Purchased Membership Interests and is conveying clear and unencumbered title thereto. The Purchased Membership Interests sold by Seller hereunder represent all of the Membership Interests, equity or other interest in the Company owned by Seller and, following the Effective Date, Seller shall have no further interest in any Membership Interests and no interest, equity, or otherwise in the Company whatsoever.

5.2 Authorization. Seller has the requisite power and authority to enter into this Agreement and any other agreement, document, exhibit or certificate to be executed or delivered in connection with the Transaction (collectively, the “Transaction Documents”) and to carry out the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller. This Agreement and the Transaction Documents constitute a valid and legally binding obligation of Seller enforceable in accordance with their terms, except as may be limited by (a) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief and other equitable remedies, (b) judicial principles with respect to provisions contrary to public policy, or (c) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, generally relating to creditors’ rights.

5.3 Investment Experience. Seller is experienced in evaluating, investing in and selling securities of companies similar to the Company and is able to fend for himself and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the sale of the Purchased Membership Interests hereunder.

5.4 Sufficient Information. Seller acknowledges that Seller is a manager of the Company and Seller has received and examined all information, including financial statements and information related to the Transaction and concerning the Company which Seller considers necessary to making an informed decision regarding the sale of the Purchased Membership Interests. Seller has had the opportunity to ask questions of, and receive answers from, the manager, officers and agents of the Company concerning the status of the Company in connection with the sale of the Purchased Membership Interests. Seller hereby acknowledges that Seller is satisfied with the information provided to Seller and with the terms of this Agreement.

5.5 Reliance. Seller has relied solely on Seller’s own industry experience, and the independent investigations conducted by Seller in making a decision to sell the Purchased Membership Interests and acknowledges that no representations or agreements have been made to Seller other than those specifically set forth in this Agreement. Seller is not relying on any oral representation or warranty of Buyer, the Company or any person purported to be acting on behalf of Buyer or the Company. Seller is not relying on Buyer or the Company with respect to the tax and other economic considerations of the sale of the Purchased Membership Interests.

5.6 No Conflict. The execution and delivery of this Agreement, and the performance of all obligations hereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under any of the terms of a note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other contract, agreement or commitment binding upon Seller or any of his assets or properties, (b) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the assets or properties of Seller, and (c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over the Company, Seller or any of its properties.

5.7 Litigation. There is no action, suit, or proceeding pending or investigation pending or action, suit, proceeding, or investigation threatened against Seller or any of its assets in any court or before any governmental agencies, or affecting the Purchased Membership Interests.

6. Buyer Representations and Warranties. Buyer represents and warrants the following to Seller, which is true and correct as of the Effective Date and as of each Closing Date.

6.1 Authorization. Buyer has the requisite power and authority to enter into this Agreement and any other Transaction Documents and to carry out the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer has been duly and validly authorized and approved by all necessary action on the part of Buyer.

6.2 Investment Experience. Buyer is experienced in evaluating, investing in and purchasing securities of companies similar to the Company and is able to fend for itself and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Membership Interests hereunder.

7. Conditions to Closing.

7.1 Conditions to all Closing Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement at each Closing shall be subject to the fulfillment, at or prior to such Closing, that no governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

7.2 Conditions to all Closing Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement at each Closing shall be subject to the fulfillment or Buyer’s waiver, at or prior to such Closing, of each of the following conditions:

7.2.1 The representations and warranties of the Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of such Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

7.2.2 Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on such Closing Date.

7.2.3 No legal action shall have been commenced against Buyer, Seller or the Company, which would prevent such Closing and no injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

7.2.4 After the Effective Date, there shall not have occurred any material adverse effect with regards to the Company or the Purchased Membership Interests.

7.2.5 Buyer shall have received a certificate, dated as of such Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Sections 7.2.1, 7.2.2, 7.2.3 and 7.2.4 have been satisfied.

7.2.6 Each Seller shall have delivered to Buyer such documents or instruments required by Section 4.2.

7.3 Conditions to all Closing Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement at each Closing shall be subject to the fulfillment or Seller’s waiver, at or prior to such Closing, of each of the following conditions:

7.3.1 The representations and warranties of the Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of such Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

7.3.2 Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on such Closing Date.

7.4 Conditions to Second Closing Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement at the Second Closing shall be subject to the fulfillment or waiver by Buyer, at or prior to the Second Closing, of the condition that the Company consumes at least 10MW of power in a single calendar month.

7.5 Conditions to Third Closing Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement at the Third Closing shall be subject to the fulfillment or waiver by Buyer, at or prior to the Third Closing, of the condition that the Company consumes at least 20MW of power in a single calendar month.

8. Termination. This Agreement may be terminated at any time prior to the Third Closing:

8.1 by the mutual written consent of Seller and Buyer;

8.2 by Buyer by written notice to Seller if:

8.2.1 Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7 and such breach, inaccuracy or failure has not been cured by Seller or the Company, as applicable, within ten days of the date of the written notice of such breach from Buyer; or

8.2.2 any of the conditions set forth in Section 7.1, 7.2, 7.4 or 7.5 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 30, 2022, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

9. Miscellaneous.

9.1 Expenses. Except as otherwise provided for herein, each Party hereto shall be responsible for its own expenses accrued in connection with the negotiation, execution and consummation of this Agreement, including fees and expenses of its attorneys, accountants or consultants.

9.2 Successors and Assigns. All covenants, representations, warranties and agreements of the Parties contained herein shall be binding upon and inure to the benefit of their respective heirs, executors, administrators, personal representatives, successors and assigns.

9.3 Assignment; No Third Party Beneficiaries. No rights under this Agreement shall be assignable nor duties delegable by any Party. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the Parties hereto, any rights or remedies under or by reason of this Agreement.

9.4 Further Assurances. Upon request, from time to time, the Parties shall execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable to carry out the transactions contemplated hereby.

9.5 Entire Agreement. This Agreement, the Transaction Documents and the exhibits hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings of the Parties in connection herewith and therewith.

9.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts of law principles.

9.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the Party to whom notice is to be given or within five (5) business days if mailed to the Party to whom notice is to be given, by first class mail, registered, or certified, postage prepaid and properly addressed to the address of the Party on the signature page below.

9.8 Amendments and Waivers. Any term hereof may be amended only with the written consent of each of the Parties hereto.

9.9 Severability. If any provision hereof as applied to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity of enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration or scope of such provision or activity or area covered thereby, the Parties hereto agree that the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all Parties hereto and taken together shall constitute a single agreement, binding against each of the Parties. To the maximum extent permitted by law or by any applicable governmental authority, this Agreement may be transmitted by facsimile, electronic mail (including pdf) or other transmission method with the same validity as if it were an ink-signed document and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.11 Attorney Fees. Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement the prevailing Party will be entitled to recover its reasonable attorney fees incurred in each and every action or proceeding, including any and all appeals or petitions therefrom.

9.12 Consent and Waiver. Each Party hereby consents to and ratifies the purchase and sale of the Purchased Membership Interests hereunder and waives any and all of the restrictions on transferring the Purchased Membership Interests under the Operating Agreement, and consents to the consummation of the transactions contemplated under this Agreement without complying with the terms of the Operating Agreement.

9.13 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the purchase price all taxes that Buyer and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

9.14 Transfer Taxes. Seller shall pay, and shall reimburse Buyer for, any sales, use, or transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BUYER:

Mawson Infrastructure Group Inc.		Address:

By:	/s/ James Manning	Level 5, 97 Pacific
Name:	James Manning	Highway North Sydney
Title:	CEO	Australia 2060

SELLER:

TRS Ventures, LLC		Address:

By:	/s/ Daniel Tuzzio	P.O. Box 118 Monroe, OH 45050
Name:	Daniel Tuzzio
Title:	Manager

[Signature page to Membership Interest Purchase Agreement]

Assignment

FOR VALUE RECEIVED, TRS Ventures, LLC (“Seller”), hereby sells, assigns and transfers unto Mawson Infrastructure Group Inc., fifteen percent (15%) of the Membership Interests of Luna Squares LLC, a Delaware limited liability company fka Innovative Property Management LLC (the “Company”).

Seller hereby irrevocably constitutes and appoints any officer or manager of the Company as attorney to transfer the said interests on the books of the Company with full power of substitution in the premises.

Dated:	July 6, 2021

TRS Ventures, LLC

By:	/s/ Daniel Tuzzio
Name:	Daniel Tuzzio
Title:	Manager

AMENDMENT TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amendment to Amended and Restated Limited Liability Company Agreement (this “Amendment”) is effective as of July 6, 2021 (the “Effective Date”), by and among all of the members and managers of Luna Squares LLC, a Delaware limited liability company fka Innovative Property Management LLC (the “Company”).

RECITALS

A. The Company is currently governed by that certain Amended and Restated Limited Liability Company Agreement dated August 21, 2020, as amended from time to time (the “Agreement”); and

B. The parties desire to amend the Agreement pursuant to the terms and conditions of this Amendment to reflect certain changes in the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Unless otherwise defined in this Amendment, all capitalized terms herein shall have the meanings ascribed to them in the Agreement.

2. Schedule A. Schedule A of the Agreement is deleted in its entirety and replaced with the following:

Schedule A

MEMBERS SCHEDULE

Member Name and Address	Membership Interest
Cosmos Manager LLC c/o Cosmos Capital Level 5, 97 Pacific Highway North Sydney, NSW 2060 Attn: James Manning james@cosmoscapital.io	50%

Mawson Infrastructure Group Inc. c/o Cosmos Capital Level 5, 97 Pacific Highway North Sydney, NSW 2060 Attn: James Manning james@cosmoscapital.io	40%

TRS Ventures, LLC 425 Lebanon St. Monroe, OH 45050	10%

Total:	100%

3. Binding Agreement. All of the terms and provisions of this Amendment shall be binding upon each party hereto and their respective successors and assigns, and shall inure to the benefit of each party hereto and their respective successors and assigns.

4. Counterparts. This Amendment may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (“PDF”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party’s signature, with each such counterpart, facsimile or PDF signature constituting an original and all of which together constituting one and the same original.

5. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts of law principles.

6. Authority. The undersigned warrants that the individual executing this Amendment on behalf of such party has the requisite authority to execute this Amendment and to bind such party to all the provisions of this Amendment.

7. Continuing Validity. Except as expressly modified by this Amendment, the terms and conditions of the Agreement will remain unchanged and in full force and effect, and are expressly incorporated by reference in this Amendment. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

COMPANY:		MEMBERS:

Luna Squares LLC,		TRS Ventures, LLC

/s/ Kyle M. Hoffman		By:	/s/ Daniel Tuzzio
Kyle M. Hoffman, Manager		Name:	Daniel Tuzzio
		Title:	Manager
/s/ James Manning
James Manning, Manager		Mawson Infrastructure Group Inc.

Cosmos Manager LLC, Manager		By:	/s/ James Manning
		Name:	James Manning
By:	/s/ James Manning	Title:	CEO
Name:	James Manning
Title:	CEO	Cosmos Manager LLC

By:	/s/ Daniel Tuzzio	By:	/s/ James Manning
Name:	Daniel Tuzzio	Name:	James Manning
Title:	Manager	Title:	CEO